CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in this registration statement on Form S-4 of Wheeling-Pittsburgh Corporation's $275 million 9.25% Senior Notes Exchange Offer of our report dated February 14, 1997, on our audits of the financial statements of Wheeling- Nisshin, Inc. We also consent to the references to our firm under the caption "Experts."


                                                           Coopers & Lybrand LLP


Pittsburgh, Pennsylvania
January 7, 1998